Exhibit 99.1
News Release

For Further Information
Investor Relations:	Scott Dudley, 816-854-4505, scott.dudley@hrblock.com
Media Relations:	Nancy Mays, 816-854-4537, nmays@hrblock.com
H&R BLOCK REPORTS FISCAL 2008 THIRD QUARTER RESULTS
Earnings From Continuing Operations of $0.08 Per Share Prior to Severance Charges of $0.05 Per Share*
Company Reports Net Loss for the Quarter of $0.14 Per Share; Losses from Discontinued Operations of $0.17 Per Share
Retail Tax Clients Served Through February 29 up 2.6%
FOR IMMEDIATE RELEASE March 5, 2008
          KANSAS CITY, Mo. – H&R Block Inc. (NYSE: HRB) today reported earnings from continuing operations for the quarter ended Jan. 31, 2008, of $25 million, or $0.08 per share prior to severance charges, compared with $21.9 million, or $0.07 per share, in the prior year period. The Company took a pretax charge in the current period of $26.3 million, or $0.05 per share, for expenses in connection with corporate staff reductions and executive severance. Current period earnings from continuing operations after the severance charge were $9.3 million, or $0.03 per share.
          For the quarter, total revenues from continuing operations rose 4.4% to $972.6 million, compared with $931.2 million in the year-ago period. This reflects top-line growth in the Tax Services segment of $33.9 million and at H&R Block Bank of $16.8 million.
*all per share amounts are based on fully diluted shares.

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H&R Block Reports Fiscal 2008 Third Quarter Results/page 2
          “This quarter marks the first full quarter of our new management team, and of our renewed focus on H&R Block’s preeminent tax services practice. In every possible area of the tax market we are trying to sharpen focus and competitive intensity,” said Richard C. Breeden, Chairman of H&R Block. “We are only halfway through tax season, but we believe we have good marketplace traction and excellent opportunities based on our market share, the quality of our tax professionals and the strength of our brand. To date, we are seeing a healthy increase in both the number of retail tax clients served and average revenue per retail tax client,” added Mr. Breeden. “At the same time in every sector of our business, we are adding discipline to the capital allocation process and seeking to eliminate costs to improve our competitive strength.”
          During the quarter, the net loss from discontinued operations was $56.6 million, or $0.17 per share, compared with a loss of $82.2 million, or $0.25 per share in the prior year. The Company reported a net loss from discontinued operations of $366.2 million, or $1.13 per share, during the second quarter of fiscal 2008. This loss in the current period reflects loan loss provisions and repurchase reserves, impairments of residual interests and expenses related to the previously announced closing of origination activities. Total remaining loans held both on and off balance sheet by the company for sale at Option One are now $21.9 million, net of reserves.
          Net loss for the quarter was $47.4 million, or $0.14 per share, compared to a net loss of $60.3 million, or $0.18 per share, in the prior year.
          For the nine months ended January 31, 2008, the Company reported a net loss from continuing operations of $236.6 million, or $0.73 per share, an increase of 9.1% from a net loss of $216.9 million, or $0.67 per share, in the prior-year period. For the nine months, discontinued operations posted a net loss of $615.6 million, or $1.90 per share, compared to a prior-period net loss of $131.2 million, or $0.41 per share. For the nine month period consolidated net loss was $852.2 million, or $2.63 per share, compared with a net loss of $348.1 million, or $1.08 per share, in the comparable period during fiscal year 2007.
Tax Services
          For the quarter ended January 31, revenue in the Tax Services segment grew 5.4% year-over-year. Net tax preparation and related fees increased 3.3%, reflecting a 7.0% increase in net average fee per U. S. retail client served to $172.58. This was partially offset by a 3.5% decline in retail clients served through January 31. The company believes the decline in clients reflects a slow start to the tax season due to various factors, including uncertainty surrounding legislation regarding the Alternate Minimum Tax.
          Pretax income from the tax segment for the period ended January 31 was $45.9 million, down from $60.0 million in the prior year. The reduction in pretax income notwithstanding the increase in revenue results primarily from an adjustment in bad debt reserves due to the elimination during the quarter of certain cooperative collections arrangements related to settlement products.

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H&R Block Reports Fiscal 2008 Third Quarter Results/page 3
          During the month of February 2008, the number of retail tax clients served increased 6.8% compared to February 2007, which had one less day. Also during February, net retail tax preparation and related fees increased approximately12.6% compared with the prior year. As of February 29, year-to-date client growth in retail tax preparation has been 2.6%. The Company believes that after adjustments for differences in the number of days in the respective periods, the total number of retail tax clients year-to-date is up by approximately 1.3% compared with the prior year, while the average retail fee year to date is up by approximately 6.1%.
          The company’s digital tax business, consisting of TaxCut® software and online products, showed a decline in the number of clients for the quarter ended January 31 of 10.8%. Digital revenues were down only 1.9% in the quarter, reflecting the mitigating impact of price increases.
          “Our tax business is tracking toward a solid season despite a slower start than in prior years. Volume increased nicely in February, and we are now putting our time and effort into ensuring that we have a strong close to our season,” said Alan M. Bennett, interim CEO. “We are targeting growth in late season filers who value the expertise of our highly trained tax professionals. At the same time, we’re hoping to see clients who aren’t typically required to file come to Block to complete a 2007 tax return so they can receive the Economic Stimulus Package rebates,” added Bennett.
Consumer Financial Services
          The Consumer Financial Services segment includes H&R Block Financial Advisors and H&R Block Bank. For the quarter ended January 31, segment revenues were $117.1 million, up 8.9% from $107.5 million in the prior period. Pretax income during the quarter grew nearly 19% to $13.0 million, all of which was attributable to income growth at H&R Block Bank. Nine month segment revenues were $332.7 million, up 24.2% from $267.9 million a year earlier. Pretax income rose 81.5% to $10.1 million from $5.6 million.
          The Company has continued to experience strong customer acceptance of its Emerald Card. By the end of the season, the company projects aggregate growth of more than 25% in the number of clients with an Emerald Card. Through January 31, we extended an Emerald Advance line of credit to nearly 900,000 clients, providing more than $400 million in aggregate credit. This new program increased aggregate bank revenues and also helped maintain tax client retention rates. Overall, revenues at H&R Block Bank were $39.3 million, up 75.0% from $22.5 million in the prior year period, while pretax income was $12.3 million, up 90.9% from $6.5 million in the prior year period.
          “Our Emerald Card is proving quite popular with clients who can use it to avoid expensive third-party check cashing services,” said Tim Gokey, President of H&R Block’s Retail Tax Services. “We believe that the Emerald Card is assisting with client retention, and we see growing use of the Emerald Card by customers for direct deposit of paychecks. The Emerald Advance line of credit that was a new product for existing tax customers this year gives us an alternative to traditional tax-related financial products that we believe will prove important in the future,” said Gokey.

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H&R Block Reports Fiscal 2008 Third Quarter Results/page 4
          Fiscal 2008 third quarter revenues at H&R Block Financial Advisors declined 8.5% to $77.8 million, reflecting challenging market conditions including declining interest rates. Pretax income declined 85.1% to $0.7 million from $4.5 million in the prior period.
Business Services
          For the quarter ended January 31, Business Services had revenues of $191.9 million, which were essentially flat compared with the same quarter last year. Pretax income for the quarter was $6.6 million, compared with pretax income of $1.2 million last year. This increase in income in part reflects improved operating efficiencies as previously acquired businesses were integrated into the Company’s McGladrey unit.
          For the nine months, revenues rose to $623.8 million from $616.3 million, while pretax income was $16.5 million compared to a loss in the prior period of $4.7 million.
          During the quarter McGladrey established an expense reduction program parallel to that previously announced by H&R Block as a whole for overhead costs. McGladrey has identified initial cost reductions of $15 million annually starting in fiscal 2009, and these cost reductions were not previously included in the Company’s overall cost saving projections.
Conference Call
          At 8 a.m. EST on Thursday, March 6, 2008, the company will host a conference call for analysts, institutional investors and shareholders. Richard C. Breeden, chairman of the board, Alan Bennett, interim chief executive officer, Tim Gokey, president of retail tax services, and Becky Shulman, senior vice president, treasurer and interim chief financial officer, will discuss the results and future expectations and will be joined by other members of senior management to respond to questions.
          To access the call, please dial the number below approximately five to 10 minutes prior to the scheduled starting time:
          U.S./Canada (888) 680-0890– Participant Passcode: 73960248
          International (617) 213-4857– Participant Passcode: 73960248
          Pre-registration is available for the conference call on H&R Block’s Investor Relations Web site at http://investor-relations.hrblock.com. Those who pre-register will receive a PIN to minimize connection time when accessing the live call.
          The call also will be webcast in a listen-only format for the media and public. The link to the webcast and a supporting slide presentation can be accessed directly at http://investor-relations.hrblock.com.

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H&R Block Reports Fiscal 2008 Third Quarter Results/page 5
          A replay of the call will be available beginning at 10 a.m. EST March 6, 2008, and continuing until March 13, 2008, by dialing (888) 286-8010 (U.S./Canada) or (617) 801-6888 (international). The replay passcode is 64622338. The webcast will be available for replay on the company’s Investor Relations Web site at http://investor-relations.hrblock.com.
Forward Looking Statements
This announcement may contain forward-looking statements, which are any statements that are not historical facts. These forward-looking statements are based upon the current expectations of the company and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, any disposition of the servicing business of Option One Mortgage Corporation, in whole or in part; uncertainties in the subprime mortgage industry and its impact on any operations of Option One Mortgage Corporation that continue to be operated by H&R Block; the liquidity demands associated with funding servicing advances to loan pools serviced by the company; potential litigation and other contingent liabilities arising from Option One Mortgage Corporation’s historical and ongoing operations; uncertainties pertaining to the commercial debt market; competitive factors; regulatory capital requirements; the company’s effective income tax rate; litigation; uncertainties associated with engaging a new auditor; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in Item 1A of the company’s 2007 annual report on Form 10-K and in other filings by the company with the Securities and Exchange Commission.
About H&R Block
H&R Block Inc. (NYSE: HRB) is the world’s preeminent tax services provider, having served more than 400 million clients since 1955 and generating annual revenues of $4 billion in fiscal year 2007. H&R Block provides income tax return preparation and related services and products via a nationwide network of approximately 13,000 company-owned and franchised offices and through TaxCut® online and software solutions. The company also provides business services through RSM McGladrey and certain consumer financial services. For more information visit our Online Press Center at www.hrblock.com.
Tables follow

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H&R BLOCK
KEY OPERATING RESULTS
Unaudited, amounts in thousands, except per share data

	Three months ended January 31,

	Revenues		Income (loss)
	2008	2007	2008	2007

Tax Services	$661,787	$627,846	$45,879	$59,973
Business Services	191,884	192,163	6,614	1,207
Consumer Financial Services	117,112	107,511	12,988	10,959
Corporate and Eliminations	1,828	3,659	(61,362)	(50,014)

	$972,611	$931,179	4,119	22,125

Income taxes (benefit)			(5,165)	181

Net income from continuing operations			9,284	21,944
Loss from discontinued operations, net of tax			(56,642)	(82,196)

Net loss			$(47,358)	$(60,252)

Basic earnings (loss) per share:
Net income from continuing operations			$0.03	$0.07
Net loss from discontinued operations			(0.18)	(0.26)

Net loss			$(0.15)	$(0.19)

Basic shares outstanding			325,074	322,350

Diluted earnings (loss) per share:
Net income from continuing operations			$0.03	$0.07
Net loss from discontinued operations			(0.17)	(0.25)

Net loss			$(0.14)	$(0.18)

Diluted shares outstanding			327,202	326,048

	Nine months ended January 31,
	Revenues		Income (loss)
	2008	2007	2008	2007

Tax Services	$822,454	$775,488	$(325,559)	$(259,974)
Business Services	623,755	616,334	16,489	(4,736)
Consumer Financial Services	332,738	267,888	10,113	5,572
Corporate and Eliminations	9,697	10,322	(104,240)	(111,330)

	$1,788,644	$1,670,032	(403,197)	(370,468)

Income tax benefit			(166,553)	(153,576)

Net loss from continuing operations			(236,644)	(216,892)
Loss from discontinued operations, net of tax			(615,565)	(131,197)

Net loss			$(852,209)	$(348,089)

Basic and diluted loss per share:
Net loss from continuing operations			$(0.73)	$(0.67)
Net loss from discontinued operations			(1.90)	(0.41)

Net loss			$(2.63)	$(1.08)

Basic and diluted shares outstanding			324,544	322,588

  H&R BLOCK
CONDENSED CONSOLIDATED INCOME STATEMENTS
Unaudited, amounts in thousands, except per share data

	Three months ended January 31,		Nine months ended January 31,
	2008	2007	2008	2007
Revenues:
Service revenues	$776,411	$749,000	$1,471,891	$1,399,738
Other revenues:
Interest income	58,655	35,961	140,092	91,646
Product and other revenues	137,545	146,218	176,661	178,648

	972,611	931,179	1,788,644	1,670,032

Operating expenses:
Cost of services	604,153	576,935	1,416,286	1,339,714
Cost of other revenues	97,293	69,324	199,628	113,104
Selling, general and administrative	269,019	253,968	595,719	566,011

	970,465	900,227	2,211,633	2,018,829

Operating income (loss)	2,146	30,952	(422,989)	(348,797)
Non-operating interest expense	(624)	(12,066)	(1,871)	(36,292)
Other income, net	2,597	3,239	21,663	14,621

Income (loss) from continuing operations before taxes (benefit)	4,119	22,125	(403,197)	(370,468)
Income taxes (benefit)	(5,165)	181	(166,553)	(153,576)

Net income (loss) from continuing operations	9,284	21,944	(236,644)	(216,892)
Loss from discontinued operations, net of tax	(56,642)	(82,196)	(615,565)	(131,197)

Net loss	$(47,358)	$(60,252)	$(852,209)	$(348,089)

Basic earnings (loss) per share:
Net income (loss) from continuing operations	$0.03	$0.07	$(0.73)	$(0.67)
Net loss from discontinued operations	(0.18)	(0.26)	(1.90)	(0.41)

Net loss	$(0.15)	$(0.19)	$(2.63)	$(1.08)

Basic shares outstanding	325,074	322,350	324,544	322,588

Diluted earnings (loss) per share:
Net income (loss) from continuing operations	$0.03	$0.07	$(0.73)	$(0.67)
Net loss from discontinued operations	(0.17)	(0.25)	(1.90)	(0.41)

Net loss	$(0.14)	$(0.18)	$(2.63)	$(1.08)

Diluted shares outstanding	327,202	326,048	324,544	322,588

  H&R BLOCK
Preliminary U.S. Tax Operating Data

(in thousands, except average fee)

	Period
	11/1-1/31	2/1-2/15	2/16-2/29(5)	February(5)	YTD 2/29(5)
Net tax preparation & related fees: (1)
Fiscal year 2008
Company-owned operations	$439,757	$474,321	$216,490	$690,811	$1,130,568
Franchise operations	225,035	231,977	103,545	335,522	560,557

	$664,792	$706,298	$320,035	$1,026,333	$1,691,125

Fiscal year 2007 (2)
Company-owned operations	$424,770	$427,286	$185,989	$613,275	$1,038,045
Franchise operations	218,894	211,811	86,685	298,496	517,390

	$643,664	$639,097	$272,674	$911,771	$1,555,435

Percent change
Company-owned operations	3.5%	11.0%	16.4%	12.6%	8.9%
Franchise operations	2.8%	9.5%	19.4%	12.4%	8.3%
Total retail operations	3.3%	10.5%	17.4%	12.6%	8.7%

Total clients served: (3)
Fiscal year 2008
Company-owned operations	2,430	2,671	1,287	3,958	6,388
Franchise operations	1,427	1,504	680	2,184	3,611
Lending products only	245	(150)	(7)	(157)	88

Total retail offices	4,102	4,025	1,960	5,985	10,087
Digital tax solutions	1,136	1,051	505	1,556	2,692

	5,238	5,076	2,465	7,541	12,779

Fiscal year 2007 (2)
Company-owned operations	2,512	2,566	1,135	3,701	6,213
Franchise operations	1,485	1,453	596	2,049	3,534
Lending products only	344	(244)	(17)	(261)	83

Total retail offices	4,341	3,775	1,714	5,489	9,830
Digital tax solutions	1,274	1,141	473	1,614	2,888

	5,615	4,916	2,187	7,103	12,718

Percent change
Company-owned operations	-3.3%	4.1%	13.4%	6.9%	2.8%
Franchise operations	-3.9%	3.5%	14.1%	6.6%	2.2%
Retail operations excluding lending products only	-3.5%	3.9%	13.6%	6.8%	2.6%
Total retail operations	-5.5%	6.6%	14.4%	9.0%	2.6%
Digital tax solutions	-10.8%	-7.9%	6.8%	-3.6%	-6.8%
Total	-6.7%	3.3%	12.7%	6.2%	0.5%

Net average fee - retail: (4)
Fiscal year 2008
Company-owned operations	$181.19	$177.99	$168.86	$175.02	$177.37
Franchise operations	157.91	154.72	152.77	154.12	155.62

	$172.58	$169.61	$163.30	$167.59	$169.52

Fiscal year 2007 (2)
Company-owned operations	$169.47	$166.58	$164.22	$165.86	$167.32
Franchise operations	147.42	146.16	145.88	146.08	146.65

	$161.27	$159.21	$157.91	$158.82	$159.82

Percent change
Company-owned operations	6.9%	6.8%	2.8%	5.5%	6.0%
Franchise operations	7.1%	5.9%	4.7%	5.5%	6.1%
Total retail operations	7.0%	6.5%	3.4%	5.5%	6.1%

(1)	Gross tax preparation fees less coupons and discounts.

(2)	Prior year numbers have not been reclassified between company-owned and franchise offices for offices which commenced company-owned operations during fiscal year 2008. Prior year numbers have been reclassified between company-owned offices and Digital tax solutions for certain products.

(3)	Tax preparation clients for which revenue was earned and Emerald Advance (EA) or Instant Money Advance Loan (IMAL) clients.

(4)	Calculated as net tax preparation fees divided by retail tax preparation clients served.

(5)	Results are through 2/29/08 and 2/28/07 due to leap year. The additional day represents approximately 83,000 company-owned and 48,000 franchise clients served.

H&R BLOCK
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Unaudited, dollars in thousands

	Three Months Ended
H&R Block Bank:	January 31, 2008	January 31, 2007	October 31, 2007
Efficiency Ratio:
Total Consumer Financial Services expenses	$104,124	$96,552	$110,335
Less: Interest and non-banking expenses	(81,516)	(91,983)	(106,664)

Non-interest banking expenses	$22,608	$4,569	$3,671

Total Consumer Financial Services revenues	$117,112	$107,511	$101,254
Less: Non-banking revenues and interest expense	(81,355)	(94,800)	(91,617)

Banking revenue net of interest expense	$35,757	$12,711	$9,637

	63%	36%	38%

Annualized Net Interest Margin:
Net interest revenue - banking (1)	$25,531	$6,188	$7,647
Net interest revenue - banking (annualized)	$101,870	$25,027	$31,026

Divided by average bank earning assets	$1,398,583	$954,577	$1,252,467

	7.28%	2.62%	2.48%

Annualized Return on Average Assets:
Total Consumer Financial Services pretax income (loss)	$12,988	$10,959	$(9,081)
Less: Non-banking pretax income (loss)	670	4,506	(4,672)

Pretax banking income (loss)	$12,318	$6,453	$(4,409)

Pretax banking income (loss) - annualized	$49,272	$25,812	$(17,636)

Divided by average bank assets	$1,420,599	$982,633	$1,274,284

	3.47%	2.63%	-1.38%

		Three Months Ended
Consolidated H&R Block:		January 31, 2008	January 31, 2007
Adjusted Net Income:
Net income from continuing operations as reported		$9,284	$21,944
Corporate staff reductions and executive severance, net of tax benefit		15,751	-

		$25,035	$21,944

Adjusted Net Earnings per Diluted Share:
Net income from continuing operations as reported		$0.03	$0.07
Corporate staff reductions and executive severance, net of tax benefit		0.05	-

		$0.08	$0.07

(1) Excludes revenue sharing with Tax Services on Emerald Advance activities.